Exhibit 5.13

[Letterhead of Vorys, Sater, Seymour and Pease LLP]

October 21, 2005

Ohio Mentor, Inc.

REM Consulting of Ohio, Inc.

REM Ohio, Inc.

REM Ohio Waivered Services, Inc.

313 Congress Street, 5th Floor

Boston, MA 02210

Re:                               Registration Statement on Form S-4 (Registration No. 333-     )

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Ohio Mentor, Inc., an Ohio corporation, REM Consulting of Ohio, Inc., an Ohio corporation, REM Ohio, Inc., an Ohio corporation, and REM Ohio Waivered Services, Inc., an Ohio corporation (each, a “Guarantor,” and collectively, the “Guarantors”), in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National MENTOR, Inc., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, being called the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 21, 2005, under the Securities Act of 1933, as amended (the “Securities Act”).  The obligations of the Issuer under the Exchange Note will be guaranteed by the Guarantors and other guarantors pursuant to a guarantee (the “Guarantee”).  The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein, and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, all of which have been furnished to us by Guarantors: (i) the articles of incorporation and code of regulations for each Guarantor; (ii) a certificate of good standing issued by the Ohio Secretary of State, dated October 20, 2005, for each Guarantor; (iii) a written consent of the board of directors of each Guarantor with respect to the issuance of the Guarantee; and (iv) the Indenture.  The documents identified as items (i), (ii)

October 21, 2005

and (iii) above are collectively called the “Entity Documents.”  In addition, we have examined such authorities of law as we have deemed relevant as a basis for this opinion.

In reaching the conclusions expressed herein, we have assumed, with your consent and without independent investigation or examination:

(a)                                  the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, forms or drafts, and the authenticity of such originals of such latter documents;

(b)                                 that Gregory Torres, Edward M. Murphy, John W. Gillespie and Juliette E. Fay are all of the members of the Board of Directors of each Guarantor;

(c)                                  that the Indenture has been executed on behalf of each Guarantor by John W. Gillespie, as Vice President and Assistant Treasurer of such Guarantor; and

(d)                                 the due authorization, execution and delivery of all relevant documents by the parties thereto other than the Guarantors.

We have relied solely upon the examinations and inquiries recited herein and we have not undertaken any other independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.  Without limiting the generality of the foregoing, except for our review of the Entity Documents, we have made no examination of the character, organization, activities, power or authority of any of the Guarantors or of any of the other parties to the Indenture, the Exchange Notes or the Guarantee which might have any effect upon our opinions as expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring to the knowledge of the particular attorneys in our firm who have represented the Guarantors in connection with this matter.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, we are of the opinion that:

1.                                       Based solely on our review of the Entity Documents, each Guarantor is a corporation organized and existing in good standing under the laws of the State of Ohio.

2.                                       Based solely on our review of the Entity Documents, the Indenture has been duly authorized, executed and delivered by the Guarantors.

October 21, 2005

3.                                       The execution and delivery of the Indenture by the Guarantors and the performance by the Guarantors of their obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or passage of time or both would constitute a default under) (i) the Entity Documents or (ii) any statute or governmental rule or regulation of the State of Ohio of general applicability.

4.                                       To our actual knowledge, no consent, waiver, approval, authorization or order of any court or governmental authority of the State of Ohio is required for the consummation by the Guarantors of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity, (iii) public policy considerations which may limit the rights of parties to certain remedies, and (iv) the “Blue Sky” laws and regulations of the State of Ohio.

This opinion is limited to the laws of the State of Ohio having effect on the date hereof, and we express no opinion as to the laws of the United States of America or any other jurisdiction.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred beyond those expressly set forth herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of Ohio be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.13 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP
VORYS, SATER, SEYMOUR AND PEASE LLP